Exhibit 14

                               CODE OF ETHICS


Union Trust and its affiliates, the "Company", is based on a strong foundation of trust and respect. It is essential for us as an industry and as an organization within that industry to maintain a reputation for honesty and fair dealing.

This Code of Ethics reflects the Company's policy of responsible and ethical business practices, and applies to all Officers, AVP and above.
The Code reflects our commitment to conduct business honestly, fairly and ethically. By adopting this code, we acknowledge that our success is based on the commitment of all employees to observe and practice the highest standard of behavior.

It is impracticable to think we can delineate all conduct required to ensure adherence to the high ethical standards expected of us, or set forth rules that cover all conceivable situations. This Code, therefore, is not intended to be all-inclusive, but should serve as a guide in applying our basic philosophy of conducting business with integrity and fairness.

Generally, you are expected to exercise good judgment and common sense in your decisions and dealing with others. You are expected to be knowledgeable about your job and to comply with all applicable laws and regulations. Many of the laws and regulations which govern your conduct also apply to your "immediate family", such as your spouse, children, grandchildren, parents, grandparents, brothers, sisters and in-laws, as well as anyone who resides with you. It is your duty and responsibility to familiarize yourself with the provisions of this Code, to inform family members of your obligations under this Code, and to explain how their actions could affect you.

A violation of the Code is a serious matter, and may be grounds for dismissal or other disciplinary action.

Difficult questions of judgment may arise from time to time. If you have questions or concerns about issues that may be governed by the Code, if any doubt exists regarding the propriety of any action or activity, if the application of the rules or guidance of this Code to a particular circumstance is unclear, or should you become aware of actual or suspected violations, contact your manager or the CEO immediately.

REPORTING MISCONDUCT

The Company's reputation for integrity depends upon the conduct of its employees. You are an integral part of the Company's defenses against fraud, civil or criminal liability and unethical business practices.


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If you observe, have knowledge of or become aware of any illegal or improper conduct on the part of another employee or person providing services for the Company, you must immediately communicate that information to your manager, the Auditor or the CEO.

Unless you report such situations to management, the Company cannot deal with such problems appropriately. If an employee conceals improper conduct, it often compounds the problem and may delay, hamper or preclude appropriate responses that could prevent further issues. Additionally, if you fail to disclose improper conduct of which you become aware, you are also exposing yourself to disciplinary action for failure to advise management of the problem.

SUPERVISORY RESPONSIBILITIES CONCERNING REPORTS OF MISCONDUCT

Upon learning of probable or actual misconduct, managers must immediately notify the CEO. Managers who fail to take appropriate action may be held responsible for failure to supervise properly.

RETALIATION IS PROHIBITED

The Company prohibits retaliation against any individual who, in good faith, reports any violation of law, regulation, company policy or this Code of Ethics, or any individual who participates in, or otherwise supports, an investigation of such reports. Anyone who retaliates against an individual under such circumstances will be subject to disciplinary action up to and including termination.

PREFERENTIAL TREATMENT

Favoring the interests of certain customers, suppliers, or fellow employees over what would be standard practice or accepted policy for the general public constitutes preferential treatment. This prohibition includes any special treatment for yourself, family members or close friends. As Company employees, you are not permitted to make loans or handle other sensitive financial transactions for yourself or your immediate family. These matters must be handled by an unrelated officer or employee. Types of preferential treatment are:

Better loan terms. Regulation O allows for the extension of credit pursuant to a compensation or benefit program widely available to all employees of the Company. Preference will not be given to any insider of the Company over other employees of the Company.

Personal involvement in a business deal. Transactions between an employee and the Company must be at arms-length and at a minimum comply with the following requirements: (a) the transaction complies with laws, especially laws pertaining to insider transactions; (b) the terms of the transaction are fully


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documented and are no more favorable than those available to the general public; and (c) the transaction has been discussed with and approved by your manager who will first confer with the CEO.

TAKING BUSINESS OPPORTUNITES

A conflict of interest exists if you take for yourself a business opportunity which belongs to the Company. These opportunities rightfully belong to the Company when the Company has first pursued the opportunity, when the business has been offered to the Company when it is the type of business in which the company competes, when the Company has funded it, or when the Company has devoted resources or personnel to develop it. For example, if, as an employee, you helped develop a training program or software package and then start a business to sell those products to other companies outside the Company, you would be improperly taking a business opportunity belonging to the Company.

CONFIDENTIAL INFORMATION

Confidentiality has always been an essential part of the financial industry. Our customers give us a great deal of sensitive information about themselves and trust us to keep this information confidential. It is your responsibility to safeguard information about the Company, its customers, suppliers, shareholders and employees. Information you acquire through your employment must be held in the strictest confidence. This information is to be used solely for business purposes, and never for personal gain. It must not be disclosed to anyone else, including family members or even another employee, unless the other employee has a legitimate business reason for obtaining the information in order to perform his or her duties. Except for routine credit inquiries, confidential information may be disclosed to persons outside the Company only when authorized in writing by the customer or as required by law (under subpoena or other process).

INFORMATION ABOUT CUSTOMERS

Employees are often in possession of confidential credit information about a customer which, if disclosed, could have a material effect on the customer's operations or business reputation, or on the market for the customer's securities. Any disclosure of privileged or material information could expose the Company and the employee disclosing the information to liability. To limit this possibility, confidential information should be shared with other departments or affiliates only as specifically needed to perform work activities. This is particularly true of relationships between the trust, investment, lending and non-deposit product function for the Company. Indiscriminate handling of documents, and discussion of business in public or common areas such as elevators, hallways and rest rooms should be avoided.


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INFORMATION ABOUT THE COMPANY

You must not disclose information concerning business plans, customer lists and databases, or reports resulting from regulatory examinations.
Releasing financial information about the Company is discussed under "Insider Trading".

Preservation of confidentiality. As a condition of your employment at UTC or one of its affiliates, you agree to regard and preserve as confidential any information which is generally described above, including any information which you may develop or obtain during the course of your employment. You agree that you will not, without written authorization from UTC or its affiliates, use any such confidential information for your own benefit or purpose and you will not disclose such information to others at any time, either during the time which you were employed with UTC or its affiliates or at any time thereafter, irrespective of the reason for your termination of employment, including involuntary or voluntary termination and retirement. Of course, you may disclose information necessary in the performance of work for UTC and its affiliates.

Removal of Documents. You agree not to remove from the premises of UTC or its affiliates, except in your capacity as an employee and in pursuit of business on behalf of UTC or its affiliates any documents or objects containing or reflecting confidential information as described above. You recognize that any such information, even if developed by you, is the exclusive property of UTC or its affiliates.

INSIDER TRADING

Information about the Company is disclosed to the public in a way so that everyone interested in the Company or its securities will receive that information at the same time. Early or unauthorized disclosure is a violation of federal securities laws.

The use of material non-public information concerning the Company or any of its affiliates (also known as "inside information") in securities transactions ("insider trading"), or the communication of that information to others who use it in securities trading, may violate federal securities laws. Violations of these securities laws are likely to result in harsh consequences for the individuals involved, including:

      * Exposure to investigations by the Securities and Exchange Commission (SEC); Criminal and Civil prosecution;

      * Relinquishing any profits realized or losses avoided through use of the information;


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      *     Penalties of up to $1,000,000 or three times the amount of any profits or losses, whichever is greater;

      *     Prison terms of up to ten years, and/or;

      * Possible additional liability in private lawsuits brought by persons with whom the employee engages in securities transactions.

Insider trading violations can also expose the Company and its employees acting in supervisory capacities to civil liabilities and penalties for the actions of employees under their control who engage in insider trading.

The Company has adopted this policy statement to ensure that insider information will not be used by employees in securities transactions and to ensure that the confidentiality of the information will be maintained.
This policy also applies to securities transactions made by individuals who reside in the same household with employees. Strict compliance is expected from all employees and members of their households. Any violation may result in disciplinary action, up to and including termination of employment.

No employee or member of an employee's household may purchase or sell any security whether or not issued by the company, if that employee possesses non-public material information concerning union trust, its affiliates or any public company, any employee with knowledge of material information regarding union trust, its affiliates or another company that transacts business with the company (such as a merger, acquisition candidate or vendor, etc) shall not communicate such information to any other person unless that person requires the information in order to perform his or her professional duties.

Employees should consult with the CFO or the CEO if they have any questions pertaining to these restrictions.

"Material Information" means information relating to the Company (or any other company with publicly traded securities), or its affiliates, its business operations or securities, which would be likely to affect the market price of any of its securities, or would be likely to be considered important by an investor in determining whether to buy, sell, or hold those securities if the information were to be publicly disseminated. Some examples of the types of information often found to be "material" are:

      *     Earnings estimates;
      *     Dividends;
      *     Acquisitions, including mergers and tender offers;
      *     Sales of substantial assets;
      * Significant write-downs of assets or additions to reserves or bad debts or contingent liabilities;


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      *     Liquidity problems;
      *     Important management developments;
      *     Public offerings;
      *     Major price or marketing changes;
      * Significant litigation or investigations by internal auditors or government bodies.

Information about a company should be considered non-public if it is not widely disseminated to the general public. Information would generally be deemed "widely disseminated" if it has been disclosed, for example, in:


      *     Radio or television;
      *     Newspapers or magazines;
      * Public documents filed with SEC, such as periodic reports, prospectuses or proxies.

Employees, immediate family members and others residing at their place of residence, may not purchase or sell a security until at least 48 hours after the material non-public information the employee possesses has been widely disseminated.

SALE OF TRUST ASSETS

Employees of the Company and its affiliates are generally not permitted to purchase assets owned by or administered by Union Trust Company in its custodial, administrative, or fiduciary capacity or any Company affiliate. Reference should be made to the Company's Trust Policy for additional details about the sale of trust assets to employees.

MAINTAINING THE ACCURACY OF BANK RECORDS

The Company's records must be completely accurate. In order to insure such accuracy, you must continually provide information to others within the Company that it is accurate, complete, objective, relevant, timely and understandable. You may not make any false or misleading entries in the Company's books, records, or filings or provide false information to anyone. Your appropriate actions will insure that the Company will timely record all transactions correctly in accordance with regulatory requirements.

If you become aware of questionable accounting or auditing matters, you must report such to the Auditor. This submission may be anonymous, if you so choose. The Audit Committee is charged with receiving and handling all such issues in a confidential manner. When appropriate, the Audit Committee will promptly report violations of the Code of Ethics in accordance with rules and regulations established by the Securities and Exchange Commission.


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BREACH OF TRUST OR DISHONESTY

As a Company employee, you must comply with all laws and regulations, including those specific to our industry. If you specifically violate any applicable banking industry laws (such as check kiting, embezzlement, accepting or making fraudulent statements or making fictitious loans), you will lose your job and in most cases, suffer the consequences of criminal prosecution. If you are convicted of a criminal offense, whether or not it is related to the Company, you will still face substantial fines and imprisonment.

Specifically, the law prohibits:

      * Taking any money, funds, credits, assets, securities, software, or other property from the Company, including embezzlement of misappropriation of funds.

      * Taking gifts, favorable treatment, bribes or anything of value in conjunction with general business decisions or Company transactions.

      * Making false entries in accounting records, reports, financial statements or other documents.

      * Using threats, physical force or other unauthorized means to collect money.

      * Using Company funds or assets to finance campaigns for political office.

      * Making a loan or giving a gift to an examiner who has the authority to examine the Company or any of its affiliates or to an external auditor who has the authority to audit the Company or any of its affiliates.

      * Failing to report currency transactions and other matters as required by the Bank Secrecy Act.

      * Knowing that a criminal offense has been committed and not notifying appropriate Company personnel and helping someone avoid capture or punishment.

If you have reason to suspect illegal or unethical activity is taking place within the Company, it is both your right and responsibility to report it. Contact your manager, who will confer with the CEO and describe the problem. You will be provided with follow-up information when it is deemed appropriate.


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Outside Activities

Involvement in civic and political activities is beneficial to an employee's personal growth and influence within his or her community and profession, as well as to the Company. However, you are expected to avoid any outside interest or activity that will interfere with your duties at the Company. Generally, your outside interests or activities should not:

      * Significantly encroach on the time or attention you devote to your duties.
      *     Adversely affect the quality of your work
      *     Compete with the Company's activities
      *     Involve any significant use of Company equipment or supplies
      *     Imply Company sponsorship or support
      *     Adversely affect the Company's reputation

Civic Activities: Active participation in religious, community, professional or charitable organizations is encouraged. Approval is not required to participate in or accept appointment as a trustee, director or officer of a non-profit organization unless there is a lending relationship or some other potential conflict of interest between the organization and the Company.

Political Activities: You are encouraged to participate in political activities on your own time and in accordance with your individual desires and political preferences. However, it must be clear to all times that your participation is done as an individual and not as a representative of the Company.

Business and Employment Activities: You may not accept a position as a director, trustee, officer, owner or general partner of an outside business organized for profit without the prior written approval of the President.

You should not invest in or have a personal business involvement with a customer if you are responsible for the management of the Company's relationship with that customer.

Fiduciary Activities: To avoid the appearance of conflicts, you should not agree to serve as an executor, trustee, personal trust advisor, guardian or other position for anyone except a member of your family without prior approval. If you aren't sure whether a particular situation presents a conflict of interest, ask your manager for clarification, since serving in this capacity requires prior written approval from the President or his/her designate.

Employees may not accept bequests from Company customers. If this should occur, you must take whatever legal steps are necessary to renounce the bequest. Any exception to this policy will be based on a clear representation that you had a close personal relationship with the deceased which was unrelated to your employment with the Company.


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PERSONAL FINANCES

No profession or industry has been held to a higher standard of conduct or provided greater public service than the banking industry. Companies have traditionally recognized their duty to act in a manner of public trust and confidence. Because you are a professional within the financial industry, our customers have the right to assume that you manage your finances impeccably. Consequently, you must avoid activities that may cause the public to lose confidence in you or the Company. It is imperative that employees avoid overdrafts, misuse of Company accounts, check kiting or involvement in criminal misuse of an account. In fact, engaging in any of these activities could subject you to disciplinary action, up to and including termination.

BORROWING OR LENDING MONEY

Extending credit is an essential function of our Company. As an employee, you must be especially careful how you conduct your personal borrowing or lending activities. These guidelines will help prevent conflicts of interest and/or violations of federal law. When necessary, contact your manager to begin the approval process.

      * Without the prior written approval of the President, or where applicable, the Board of Directors, you should not borrow from a Company customer or borrow personally from employees. Neither should you co-sign, endorse or assume liability for borrowing of any customer (except a member of your family).

      * Directors and executive officers are subject to the borrowing limitations of Regulation O, a federal regulation which pertains to lending to a director or executive officer, it is your responsibility to understand and comply with Reg O.

      * Lenders may not offer preferential interest rates, terms or waived fees on any kind of loan to any director or executive officer unless widely available to other employees.

ACKNOWLEDGMENT

At the time of each employee's review, or at least annually, each employee must sign an acknowledgment of their receipt and review of the current Code of Ethics with all appropriate disclosures noted.


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